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                                                                     EXHIBIT 1.2

                            [Ryan, Beck & Co. LOGO]

                                 CONFIDENTIAL

June 26, 1997

Mr. Donald V. Rhodes
Chairman, President & Chief Executive Officer
Heritage Savings Bank
201 5th Avenue SW
Olympia, WA 98501

Re: Stock Conversion--Subscription Enhancement and Administrative Services
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Dear Mr. Rhodes:

  Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck, Heritage Savings Bank (the "Institution") and Heritage Financial, M.H.C. (the "MHC") in connection with the proposed conversion of the MHC from the mutual to the capital stock form of organization.

1. BACKGROUND ON RYAN, BECK & CO.

  Ryan, Beck is one of the nation's leading investment bankers for financial institutions. Ryan, Beck was organized in 1946 and has been publicly held since 1986. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., the Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's corporate finance department is one of the largest such groups devoted solely to financial institution matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2. PLAN OF CONVERSION

  The Institution proposes to cause the MHC to convert from the mutual to the stock form of organization (the "Conversion") pursuant to applicable regulations and form a new stock holding company (the "Company"). Accordingly, the Institution's and the MHC's Boards of Directors will adopt a plan of conversion (the "Plan") and will convene a meeting of the MHC's members and a meeting of the Institution's stockholders as soon as practicable thereafter to obtain member and stockholder approval of the Plan in accordance with applicable federal regulations. The Plan contemplates a Subscription and Community Offering (the "Offering") and an exchange of existing minority shares for shares of the Company.

  In connection with the MHC's Conversion, Ryan, Beck proposes to act as:

  . marketing representative;

  . proxy solicitor for both member and stockholder votes;

  . information agent for the exchange of shares;

  . financial advisor; and

  . conversion manager to the Institution and the MHC with respect to the Conversion and the offering of the shares of common stock of the Company (the "Common Stock") in the Offering.
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[Ryan, Beck & Co. logo]

Mr. Donald V. Rhodes
June 26, 1997
Page 2

  Specific terms of the services contemplated hereunder shall be set forth in a definitive agency agreement (the "Definitive Agreement") between Ryan, Beck, the MHC, the Company and/or the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities. The purchase price of the Common Stock offered in the Offering will be that price which is established by an independent appraisal in accordance with applicable regulations and mutually acceptable to the parties hereto.

3. SERVICES TO BE PROVIDED BY RYAN, BECK & CO.

a. Advisory Services--Thorough planning is essential to a successful conversion. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for the Offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the offering. Our specific responsibilities include:

  --Assisting in structuring the proposed Conversion with a focus on valuation and distribution issues;

  --Participating in drafting the Offering Circular and facilitating the regulatory approval process;

  --Developing a marketing plan including direct mail, advertising, community meetings and telephone solicitation;

  --Providing specifications and assistance in selecting a data processing agent, printer and other professionals;

  --Chairing a planning session, and subsequently coordinating the logistic effort of the professionals involved in preparing for the offering;

  --Calculating the number of new phone lines required;

  --Providing a list of equipment and supplies needed for the Conversion
    Center; and

  --Drafting marketing materials including letters, brochures, slide show script and advertisements.

b. Administrative Services and Conversion Center Management--Ryan, Beck manages your "best efforts" community offering. A successful conversion requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of the Office of Thrift Supervision, Securities and Exchange Commission and NASD is essential. Ryan, Beck's experience in managing many thrift conversions will minimize the burden on your management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. A conversion requires accurate and timely recordkeeping and reporting.

   Furthermore, customer inquiries must be handled professionally and accurately. The Conversion Center centralizes all data and the work effort relating to the conversion. Ryan, Beck will assist the Institution in the establishment and supervision of the Conversion Center. We will train Conversion Center staff to solicit proxy votes, help record stock orders, answer customer inquiries and handle special situations as they arise. Conversion Center activities include the following:

  --Providing experienced on-site registered representatives to minimize disruption of day-to-day business;

  --Identifying and organizing space for the on-site Conversion Center, the focal point of conversion activity;

  --Administering the Conversion Center;

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[Ryan, Beck & Co. logo]

Mr. Donald V. Rhodes
June 26, 1997
Page 3

  --Preparing procedures for processing proxies, stock orders and cash, and for handling requests for information;

  --Providing scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;

  --Educating the Institution's directors, officers and employees about the conversion, their roles and relevant securities laws;

  --Training branch managers and customer-contact employees on the proper response to stock purchase inquiries;

  --Training and supervising Conversion Center staff assisting with proxy and order processing;

  --Preparing daily sales reports for management and ensure funds received balance to such reports;

  --Furnishing computer software for purposes of tracking sales prospects, processing proxies and stock orders and preparing daily sales reports;

  --Coordinating functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

  --Organizing and implementing a proxy solicitation campaign;

  --Designing and implementing procedures for handling IRA and Keogh orders;
    and

  --Interfacing with Depository Trust Company regarding the exchange of shares.

c. Securities Marketing Services--Ryan, Beck uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community-oriented individuals loyal to the Institution. Our specific actions include:

  --Assigning licensed registered representatives from our staff to work at the Conversion Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;

  --Assisting management in developing a list of potential investors who are reviewed as priority prospects;

  --Responding to inquiries concerning the investment opportunity;

  --Organizing, coordinating and participating in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the conversion while providing local exposure of the Institution and promoting favorable stockholder relations;

  --Continually advising management on market conditions and the community's responsiveness to the Offering; and

  --If appropriate, assembling a selling group of selected local and institutional broker-dealers to assist in selling stock during the Offering. In so doing, preparing broker "fact sheets" and arranging "road shows" for the purpose of stimulating local and institutional interest in the Stock and informing the brokerage community and institutional investors of the particulars of the Offering.

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[Ryan, Beck & Co. logo]

Mr. Donald V. Rhodes
June 26, 1997
Page 4

4. COMPENSATION

a. For its services hereunder, the Institution will pay to Ryan, Beck the following compensation in connection with the Conversion:

  (1) An advisory and management fee of $50,000 in connection with the advisory, administrative and proxy solicitation services set forth in section 3.a. and 3.b. hereof (the "Management Fee");

  (2) A fee of one and one-half percent (1.50%) of the dollar amount of the Common Stock sold in the Offering to members of the MHC and stockholders of the Bank, other than those shares sold pursuant to (3) or (4) below. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Institution or the Insiders.

  (3) A fee of two percent (2.0%) of the dollar amount of the Common Stock sold in the Offering to all persons other than those described in (2) above or pursuant to (4) below.

  (4) For stock sold by a selling group of NASD member firms (which may include Ryan, Beck & Co.) under a selected dealers' agreement (the "Selling Group"), a fee equal to one and one-half percent (1.5%), which fee along with the fee payable directly by the Institution to selected dealers shall not exceed seven percent (7.0%) in the aggregate. Ryan, Beck will not commence sales of the stock through members of the Selling Group without the prior approval of the Institution.

  Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Conversion. As advance payments, the Institution will pay Ryan, Beck $25,000 upon execution of this letter and $25,000 upon commencement of the Offering, each of which will be offset against compensation due hereunder. If, pursuant to a resolicitation undertaken by the Institution, Ryan, Beck is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due.

b. If (i) the Plan is abandoned or terminated by the Institution; (ii) the Community Offering is not consummated by June 30, 1998; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since June 30, 1997; or (iv) immediately prior to commencement of the Offering, Ryan, Beck terminates this relationship because the disclosure documents fail to satisfactorily disclose all relevant information or because of the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable, Ryan, Beck shall not be entitled to the compensation set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services a fee of $50,000; provided however if (i) the Institution abandons or terminates the offering of the Common Stock prior to filing a registration statement; or (ii) Ryan, Beck terminates this relationship due to a failure to receive approval of its Commitment Committee, Ryan, Beck shall be entitled to receive for its advisory and administrative services a fee of $25,000.

5. MARKET MAKING

  Ryan, Beck agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Conversion.
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[Ryan, Beck & Co. logo]

Mr. Donald V. Rhodes
June 26, 1997
Page 5

6. DOCUMENTS

  The Institution and the MHC and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the MHC's Application for Conversion and any related exhibits thereto. In this connection, the Institution and its counsel will prepare prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution and the MHC agree to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement.

7. EXPENSES AND REIMBURSEMENT

  The Institution will bear all of its expenses in connection with the Conversion and the offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, temporary personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Conversion is successfully completed. Ryan, Beck will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Institution.

  The Institution also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. Ryan, Beck will not incur legal fees (excluding expenses of counsel) in excess of $35,000. Other out-of-pocket expenses will not exceed $15,000 without the approval of the Institution. The parties acknowledge, however, that such caps may be exceeded in the event of any material delay in the Offering not attributable to Ryan, Beck which would require an update of the financial information contained in the Offering Circular. We will provide you with a detailed accounting of all reimbursable expenses and will bill you quarterly.

8. BLUE SKY

  To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

9. INDEMNIFICATION

  The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution and the MHC also agree to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgements, damages or expenses, including but not limited to
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[Ryan, Beck & Co. logo]

Mr. Donald V. Rhodes
June 26, 1997
Page 6

attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own negligence, if such negligence is determined to be material. This indemnification shall be superseded by the indemnification provisions of the Definitive Agreement.

10. ARBITRATION

  Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Seattle, Washington before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgement upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

11. NASD MATTERS

  Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Conversion. The Institution and the MHC agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Conversion. Ryan, Beck is and will remain through completion of the Conversion a member in a good standing of the NASD and will comply with all applicable NASD requirements.

12. OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Conversion, any legal obligations between Ryan, Beck & Co. and the Institution shall be only: (i) those set forth herein in paragraphs 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 9 regarding indemnification;
    (iv) those set forth in paragraph 10 regarding arbitration and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligations of Ryan, Beck under the Definitive Agreement and hereunder shall be subject to, among other things, there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.
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[Ryan, Beck & Co. logo]

Mr. Donald V. Rhodes
June 26, 1997
Page 7

  Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment of $25,000. We look forward to working with you.

RYAN, BECK & CO.

BY: /s/ Ben A. Plotkin
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    Ben A. Plotkin--President and Chief Executive Officer

Accepted and Agreed to This    Day of July, 1997.

HERITAGE SAVINGS BANK


BY: /s/ Donald V. Rhodes
    --------------------------------------
    Donald V. Rhodes--President, Chairman and Chief Executive Officer

HERITAGE FINANCIAL, M.H.C.


BY: /s/ Donald V. Rhodes
    --------------------------------------
    Donald V. Rhodes--President, Chairman and Chief Executive Officer